                                                                      EXHIBIT 11

                          BROOKS FIBER PROPERTIES, INC.

              Statement Regarding Computation of Earnings Per Share

                                                                Nine Months Ended September 30,
                                                                 1997                     1996
                                                          --------------------     --------------------
Shares outstanding - beginning of period                           31,082,139                1,162,800

Weighted average number of common and common
   equivalent shares issued(1)                                      4,413,659               22,908,872
                                                          --------------------     --------------------

Weighted average number of common and common
   equivalent shares outstanding                                   35,495,798               24,071,672
                                                          --------------------     --------------------

Net loss                                                      $  (98,326,000)          $  (26,387,000)
                                                          ====================     ====================

Pro forma loss per common and common equivalent shares        $        (2.77)          $        (1.10)
                                                          ====================     ====================

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(1)  Common and common  equivalent  shares issued consist of certain  effects of shares issued, stock options and warrants, and preferred stock for the nine months ended September 30, 1996. For the nine months ended September 30, 1996, common equivalent shares from convertible preferred stock (using the if converted method) and stock options and warrants (using the treasury stock method) have been included in the computation. Pursuant to the Securities and Exchange Commission rules, convertible preferred stock which will be automatically converted at the date of issuance is included even though inclusion may be anti-dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted by the Company at prices below the public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for the entire six-month period ended
     June 30, 1996. For the nine months ended September 30, 1997, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.